UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 26, 2017

STONEGATE MORTGAGE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	001-36116	34-1194858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9190 Priority Way West Drive, Suite 300

Indianapolis, Indiana 46240

(Address of principal executive offices)

Registrant’s telephone number, including area code: (317) 663-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On January 26, 2017, Stonegate Mortgage Corporation, an Ohio corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Home Point Financial Corporation, a New Jersey Corporation (“Home Point”) and Longhorn Merger Sub, Inc. an Ohio corporation and wholly owned subsidiary of Home Point (“Merger Sub”), pursuant to which, Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”).

In connection with the entry by the Company into the Merger Agreement, on January 26, 2017, the Board of the Company adopted a Tax Asset Protection Plan (the “Plan”) with Broadridge Corporate Issuer Solutions, Inc., as Rights Agent. As of September 30, 2016, the Company had approximately $163.5 million in net operating loss carryforwards (collectively, the “NOLs”) for U.S. federal income tax purposes.

The Plan is designed to mitigate the potential for an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), prior to the consummation of the Merger. As described further below, the Plan will terminate if the Merger Agreement is terminated in accordance with its terms, or immediately prior to the consummation of the Merger. If the Company were to experience an “ownership change” within the meaning of Section 382 of the Code prior to the consummation of the Merger, Home Point’s ability to utilize the NOLs to offset future taxable income following the consummation of the Merger could be significantly limited. In general, an ownership change would occur if the Company’s “5-percent shareholders,” as defined under Section 382 of the Code, collectively increase their ownership of the Company, in relation to their respective historical low points, by more than 50 percentage points over a rolling three-year period.

In connection with the adoption of the Plan, the Board declared a dividend of one preferred share purchase right (a “Right”) to purchase one ten-thousandth of a share of a series of newly designated preferred stock in connection with the Plan (the “Preferred Stock”) for each share of Company Common Stock outstanding at the close of business on February 6, 2017 (the “Record Time”), or issued thereafter and prior to the Separation Time (as defined below). In general, the Rights will work to impose a significant penalty upon any person or group which becomes the beneficial owner of 4.9% or more of Company Common Stock or upon any 4.9% or greater holder which becomes the beneficial owner of additional shares of Company Common Stock, in each case, without the approval of the Board. There is no guarantee, however, that the Plan will prevent the Company from experiencing an ownership change, and therefore having a limitation on its ability to utilize its NOLs.

The Rights will be evidenced by either the registration of shares of Company Common Stock on the stock transfer books of the Company or by Company Common Stock certificates until the next business day following the earlier of (i) the tenth business day (or such later date as determined by the Board) after the date on which any person commences a tender or exchange offer that, if consummated, would result in such person’s becoming an Acquiring Person (as defined below) and (ii) the date of the first event causing a Flip-in Date (as defined below) to occur (the “Separation Time”). A “Flip-in Date” will occur on any Stock Acquisition Date (as defined below) or such later date and time as the Board may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred. A “Stock Acquisition Date” means the first date on which there is a public announcement by the Company or an Acquiring Person that a person has become an Acquiring Person. An “Acquiring Person” is any person who is or becomes the Beneficial Owner (as defined below) of 4.9% or more of the outstanding shares of Company Common Stock at any time after the first public announcement of the Plan; provided, however, that the term “Acquiring Person” will not include:

(i)	any person who is the Beneficial Owner of 4.9% or more of the outstanding shares of Company Common Stock at the time of the first public announcement of the adoption of the Plan and who continuously thereafter is the Beneficial Owner of 4.9% or more of the outstanding shares of Company Common Stock, until such time thereafter as such person becomes the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of additional shares of Company Common Stock;

(ii)	any person who becomes the Beneficial Owner of 4.9% or more of the outstanding shares of Company Common Stock after the time of the first public announcement of the Plan solely as a result of (A) an acquisition by the Company of shares of Company Common Stock, or (B) an acquisition directly from the Company in a transaction which duly authorized officers of the Company have determined shall not result in the creation of an Acquiring Person under the Plan, until, in each case, such time thereafter as such person becomes the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of additional shares of Company Common Stock while such person is or as a result of which such person becomes the Beneficial Owner of 4.9% or more of the outstanding shares of Company Common Stock;

(iii)	any person who the Board determines, in its sole discretion, has inadvertently become the Beneficial Owner of 4.9% or more of the outstanding shares of Company Common Stock, if such person promptly divests, or promptly enters into an agreement with, and satisfactory to, the Board, in the Board’s sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Company Common Stock (or securities convertible into, exchangeable into or exercisable for Company Common Stock) so that such person ceases to be the Beneficial Owner of 4.9% or more of the outstanding shares of Company Common Stock; or

(iv)	any person determined by the Board to be an “Exempt Person” in accordance with the Plan for so long as such person complies with any limitations or conditions required by the Board in making such determination.

A person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities (i) which such person is considered to own under general federal income tax principles for purposes of Section 382 of the Code and the U.S. Treasury regulations promulgated thereunder, (ii) which such person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the U.S. Treasury regulations promulgated thereunder or (iii) which any other person Beneficially Owns, but only if such person and such other person are part of the same group of persons that, with respect to such security, are treated as one “entity” as defined under U.S. Treasury Regulation 1.382-3(a)(1), provided that for the purposes of determining “Beneficial Ownership,” any “options” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated thereunder will be deemed to be exercised.

Furthermore, the Board must, within 10 business days of receiving an exemption request, exempt (i) a proposed transfer that does not cause any aggregate increase in the Beneficial Ownership of persons with Beneficial Ownership of 4.9% of the Company Common Stock and any other class of stock, as defined for purposes of Section 382 of the Code (“Stock”) then outstanding (a “Five Percent Shareholder”) over the lowest Beneficial Ownership of Stock by such Five Percent Shareholders (as determined immediately before the proposed transfer) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code or (B) a proposed acquisition by any Existing Holder if such proposed acquisition and all prior and anticipated acquisitions or transactions effected or expected to be effected during the relevant testing period do not result in an aggregate “owner shift” (as defined in the Code) of more than 35%.

The Plan provides that, until the Separation Time, the Rights will be transferred with and only with the Common Stock, and will be evidenced by either the registration of the Common Stock on the stock transfer books of the Company, or a certificate for Common Stock, if issued. Following the Separation Time, separate certificates evidencing the Rights (“Rights Certificates”) will be delivered to holders of record of Common Stock at the Separation Time.

The Plan provides that, until the Separation Time, the Rights will be transferred with and only with the Company Common Stock, and will be evidenced by either the registration of the Company Common Stock on the stock transfer books of the Company or a Company Common Stock certificate. Following the Separation Time, separate certificates evidencing the Rights (“Rights Certificates”) will be delivered to holders of record of Company Common Stock at the Separation Time.

The Rights will not be exercisable until the Separation Time. On or after the Separation Time and prior to the Expiration Time (as defined below), each Right would initially entitle the holder to purchase, for $24.00 (the

“Exercise Price”), one ten-thousandth of a share of Preferred Stock. The Preferred Stock will be designed so that each one ten-thousandth of a share has economic and voting terms similar to those of one share of Company Common Stock.

The Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision or a combination into a smaller number of shares of, Company Common Stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for Company Common Stock.

In the event that prior to the Expiration Time a Flip-in Date occurs, each Right (other than Rights Beneficially Owned on the Stock Acquisition Date or thereafter acquired by an Acquiring Person or any affiliate thereof, which Rights shall become void) shall constitute the right to purchase from the Company, upon the exercise thereof in accordance with the terms of the Plan, that number of shares of Company Common Stock having an aggregate Market Price (as defined in the Plan) on the Stock Acquisition Date that gave rise to the Flip-in Date equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price. In addition, the Board may, at its option, at any time after a Flip-in Date and to the extent permitted by law, elect to exchange all (but not less than all) of the then outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any affiliate thereof, which Rights shall become void) for shares of Company Common Stock at an exchange ratio of one share of Company Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the “Exchange Ratio”). Immediately upon such action by the Board (the “Exchange Time”), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio.

Whenever the Company shall become obligated, as described in the preceding paragraph, to issue shares of Company Common Stock upon exercise of or in exchange for Rights, the Company, at its option, may substitute therefor shares of Preferred Stock, at a ratio of one ten-thousandth of a share of Preferred Stock for each share of Company Common Stock so issuable.

The Board may, at its option, at any time, redeem all (but not less than all) of the then outstanding Rights at a price of $0.001 per Right (the “Redemption Price”), as provided in the Plan. Immediately upon the action of the Board electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash or securities for each Right so held.

The Merger Agreement provides that under certain circumstances, the Board may not redeem, amend or terminate the Plan, or approve any exemption request, without the prior written consent of Home Point.

The Rights will expire on the earliest of (i) the Exchange Time, (ii) the date on which the Rights are redeemed as described above, (iii) the time at which the Board receives, at the Board’s request, a report from the Company’s advisors that the NOLs are utilized in all material respects or no longer available in any material respect under Section 382 of the Code or any applicable state law or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes, (iv) immediately prior to the consummation of the Merger and (v) the later of (1) the close of business on January 26, 2018, the first anniversary of the date of this Plan or (2) the termination of the Merger Agreement in accordance with its terms (in any such case, the “Expiration Time”).

The holders of Rights will, solely by reason of their ownership of Rights, have no rights as stockholders of the Company, including, without limitation, the right to vote or to receive dividends.

As of January 27, 2017, there are an estimated 25,854,022 shares of Company Common Stock outstanding.

The foregoing descriptions of the Plan, the Rights and the Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the Plan (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Preferred Stock), which is filed as Exibit 4.1 hereto and incorporated herein.

Item 8.01	Other Events.

On January 27, 2017, the Company and Home Point issued a joint press release announcing the execution of the Merger Agreement and the Plan. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements, particularly those statements regarding the benefits of the proposed Merger between Home Point and the Company, the anticipated timing of the transaction and the business of each company, by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” “future,” “opportunity,” “will likely result” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this Current Report on Form 8-K, including, but not limited to: the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company Common Stock; required governmental approvals of the Merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule; the Company’s stockholders may fail to approve the Merger; the parties to the Merger Agreement may fail to satisfy other conditions to the completion of the Merger, or may not be able to meet expectations regarding the timing and completion of the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results, and business generally; risks that the proposed Merger disrupts current plans and operations of the Company and potential difficulties in the Company’s employee retention as a result of the Merger; risks related to diverting management’s attention from the Company’s ongoing business operations; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the Merger; the amount of unexpected costs, fees, expenses and other charges related to the Merger; the impact of changes in interest rates; and political instability. For additional factors that could materially affect our financial results and our business generally, please refer to the Company’s filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this Current Report on Form 8-K, except as required by law.

Additional Information and Where to Find It

This Current Report on Form 8-K may be deemed to be solicitation material in respect of the proposed Merger between the Company and Home Point. In connection with the Merger, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the documents, when filed, free of charge at the SEC’s website (http://www.sec.gov). Investors and stockholders may also obtain copies of documents filed by the Company with the SEC by writing to Stonegate Mortgage Corporation, Attention: Secretary, 9190 Priority Way West Drive, Suite 300, Indianapolis, IN 46240, United States, or by visiting the Company’s website (www.stonegatemtg.com).

Participants in Solicitation

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of the Company Common Stock in connection with the proposed Merger. Information about the Company’s directors and executive officers is available in the Company’s proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on May 19, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors and stockholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Tax Asset Protection Plan, dated as of January 26, 2017, between Stonegate Mortgage Corporation and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock of Stonegate Mortgage Corporation.

99.1	Joint Press Release, dated January 26, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STONEGATE MORTGAGE CORPORATION
(Registrant)

By:	/s/ James V. Smith
	Name:	James V. Smith
	Title:	Chief Executive Officer

Dated: January 27, 2017

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Tax Asset Protection Plan, dated as of January 26, 2017, between Stonegate Mortgage Corporation and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock of Stonegate Mortgage Corporation.

99.1	Joint Press Release, dated January 27, 2017.